Exhibit 99.1

Life Storage, Inc. Reports Fourth Quarter and Full Year 2019 Results

BUFFALO, N.Y.--(BUSINESS WIRE)--February 19, 2020--Life Storage, Inc. (NYSE:LSI), a leading national owner and operator of self storage properties, reported operating results for the quarter and year ended December 31, 2019.

Highlights for the Fourth Quarter Included:

  Generated net income attributable to common shareholders of $43.5 million, or $0.93 per fully diluted common share.
  Achieved adjusted funds from operations (“FFO”)(1) per fully diluted common share of $1.44, a 4.3% increase over the same period in 2018.
  Increased same store net operating income ("NOI")(2) by 4.2% and same store revenue by 2.6% year-over-year.
  Grew management and acquisition fees by 38.7%.
  Acquired two properties for $37.5 million in the greater New York City market.
  Acquired a 20% minority interest in five Florida stores that were previously part of the Company’s third-party management portfolio.
  Added 22 stores to the Company’s third-party management platform, bringing total managed stores at the end of the fourth quarter to 297.

Highlights for the Full Year Included:

  Achieved net income attributable to common shareholders of $258.7 million, or $5.55 per fully diluted common share.
  Achieved adjusted FFO per fully diluted common share of $5.62, a 2.0% increase over 2018, including the dilutive impact of the Company’s successfully completed asset recycling program.
  Grew same store NOI by 3.0% and same store revenue by 2.2% year-over-year.
  Acquired 30 high-quality properties for approximately $429.4 million.
  Sold 32 mature stores for a total consideration of $212.0 million.
  Increased third-party management platform by 84 (net) stores in 2019.
  Entered three strategic markets: Seattle, Wash., Baltimore, Md. and Toronto, Ont.
  Entered into joint venture agreements with minority investments in 13 stores in Florida (5), Atlanta, Ga. (6) and Toronto, Ont. (2).
  Completed roll-out of Rent Now, a fully-digital rental platform allowing customers to self-serve and “skip the counter” by completing the rental transaction online.

Joe Saffire, the Company’s Chief Executive Officer, stated, “We had an excellent quarter with a strong finish to the year. I couldn't be more pleased with my team's execution on our strategic initiatives. We continue to expand our footprint into desirable, strategic markets, while also leveraging our innovative platforms to control costs and improve margins. Our third-party management continued its strong growth as owners are drawn to our innovation, such as Rent Now and Warehouse Anywhere. As we enter 2020, we are well positioned to continue our expansion, drive further efficiencies and grow shareholder value.”

FINANCIAL RESULTS

In the fourth quarter of 2019, the Company generated net income attributable to common shareholders of $43.5 million or $0.93 per fully diluted common share, compared to net income attributable to common shareholders of $92.3 million, or $1.98 per fully diluted common share, in the fourth quarter of 2018. The decrease in net income was primarily the result of a $55.5-million gain on the sale of 12 storage facilities during the fourth quarter of 2018. Net income was positively impacted by increased same store NOI, higher management fee income and lower general and administrative expenses.

For the year ended December 31, 2019, the Company achieved $258.7 million of net income attributable to common shareholders, or $5.55 per fully diluted common share, as compared to $206.6 million, or $4.43 per fully diluted common share, for the year ended December 31, 2018. The increase in net income was largely driven by the $104.4-million gain on sale of 33 storage facilities in 2019, partially off-set by the $56.4-million gain on sale of 13 storage facilities in 2018.

Funds from operations for the quarter were $1.46 per fully diluted common share compared to $1.36 for the same period last year. Absent adjustments of $1.1 million that includes a gain on sale of land and acquisition fees, adjusted FFO per fully diluted common share for the quarter was $1.44, compared to $1.38 for the quarter ended December 31, 2018, after adjusting for the $0.7 million in costs related to an officer’s retirement recorded in the fourth quarter of 2018.

For the year ended 2019, FFO per fully diluted common share was $5.69 compared to $5.49 for the same period last year. Absent the 2019 impact of $3.4 million of adjustments due to a lawsuit settlement, gain on sales of land, acquisition fees and costs related to an officer’s retirement, adjusted FFO per fully diluted common share for the year was $5.62, compared to $5.51 for the same period last year, after adjusting for the impact of $1.3 million due to a gain on sale of land and costs associated with Board changes and an officer’s retirement recorded in 2018.

Adjusted funds from operations in 2019 also includes the dilutive impact of the successfully executed asset recycling, whereby the Company sold mature low growth stores in non-strategic markets and acquired stores in lease-up in strategic markets with higher rental rates and growth opportunities.

OPERATIONS

Revenues for the 504 stabilized stores wholly owned by the Company since December 31, 2017 increased 2.6% from the fourth quarter of 2018, the result of a 2.6% increase in realized rental rates, partially offset by a 20 basis point decrease in average occupancy.

Same store operating expenses decreased 0.4% for the fourth quarter of 2019 compared to the prior year period, primarily due to decreases in payroll and benefits, repair and maintenance, advertising and office and other operating expenses, off-set by increased real estate taxes and internet marketing costs. Accordingly, same store NOI increased 4.2% in the fourth quarter of 2019 as compared to the fourth quarter of 2018.

During the fourth quarter of 2019, the Company achieved same store revenue growth in 25 of its 30 major markets. Overall, the markets with the strongest positive revenue impact were Las Vegas, Chicago, New York-Newark-New Jersey, Buffalo and Los Angeles.

PORTFOLIO TRANSACTIONS

Wholly Owned Portfolio

During the quarter, the Company acquired two properties for a total cost of $37.5 million in the greater New York City market. Subsequent to quarter end, the Company entered into an agreement to acquire six stabilized stores in various California markets from a joint venture partner for a total purchase price of $134.0 million. The Company currently manages these stores and owns a 20% minority interest in this joint venture.

Also subsequent to quarter end, the Company entered an agreement to divest one store in Austin, Tex. for $19.0 million.

Joint Venture Portfolio

During the quarter, the Company expanded an existing joint venture and acquired a 20% minority investment in five stabilized stores in Tampa, Fla. (3) and Sarasota, Fla. (2), which were previously part of the Company’s third-party management portfolio. The total purchase price was $56.3 million, of which the Company contributed $5.7 million as its share of the equity. Subsequent to quarter end, the Company entered into a joint venture and acquired a 20% minority investment in a store at certificate of occupancy in Seattle, Wash. for a total purchase price of $21.7 million, of which the Company contributed $1.7 million.

All remaining acquisitions, divestitures and joint venture transactions are subject to further due diligence and closing conditions; therefore, no assurance can be given that the transactions will occur according to the terms described.

THIRD-PARTY MANAGEMENT

The Company continues to aggressively and profitably grow its third-party management platform. During the quarter, the Company added 22 stores. As of quarter end, the Company managed 297 facilities in total, including those in which it owns a minority interest.

FINANCIAL POSITION

At December 31, 2019, the Company had approximately $17.5 million of cash on hand, and $434.8 million available on its line of credit.

Below are key financial ratios at December 31, 2019:

- Debt to Enterprise Value (at $108.28/share)	28.0%
- Debt to Book Cost of Storage Facilities	41.6%
- Debt to Recurring Annualized EBITDA	5.6x
- Debt Service Coverage	4.3x

COMMON STOCK DIVIDEND

Subsequent to quarter end, the Company’s Board of Directors approved a 7% increase in the quarterly dividend to $1.07 per share, or $4.28 annualized. The dividend was paid on January 27, 2020 to shareholders of record on January 14, 2020.

YEAR 2020 EARNINGS GUIDANCE:

As a result of favorable company operating trends, the Company increased the mid-point of its adjusted funds from operations per share guidance range by $0.01. The following assumptions covering operations have been utilized in formulating guidance for 2020:

Year 2020 Earnings Guidance	Current Guidance Range			Prior Guidance Range (October 30, 2019)
Same Store Revenue	1.50%	-	2.50%	1.25%	-	2.25%
Same Store Operating Costs (excluding property taxes)	(2.50)%	-	(1.50)%	(2.75)%	-	(1.75)%
Same Store Property Taxes	5.00%	-	6.00%	5.00%	-	6.00%
Total Same Store Operating Expenses	0.50%	-	1.50%	0.25%	-	1.25%
Same Store Net Operating Income	2.25%	-	3.25%	2.00%	-	3.00%
General & Administrative	$49M	-	$51M	$48M	-	$50M
Expansions & Enhancements	$55M	-	$65M	$40M	-	$55M
Capital Expenditures	$22M	-	$27M	$22M	-	$27M
Wholly Owned Acquisitions	$200M	-	$300M	$200M	-	$200M
Joint Venture Investments	$25M	-	$25M	$25M	-	$25M
Adjusted Funds from Operations per Share	$5.94	-	$6.08	$5.93	-	$6.07

The Company’s 2020 same store pool consists of the 517 stabilized stores owned since December 31, 2018. Twenty-two of the stores purchased through December 31, 2019 at certificate of occupancy or that were in the early stages of lease-up are not included, regardless of their current occupancies. The Company believes that occupancy levels achieved during the lease-up period, using discounted rates, are not truly indicative of a new store’s performance, and therefore do not result in a meaningful year-over-year comparison in future years. The Company will include such stores in its same store pool in the second year after the stores achieve 80% sustained occupancy using market rates and incentives.

As a result of the above assumptions, management expects adjusted funds from operations for the full year 2020 to be between $5.94 to $6.08 per share.

Reconciliation of Guidance	1Q 2020 Range or Value	FY 2020 Range or Value
Earnings per share attributable to common shareholders – diluted	$ 0.73 – $ 0.77	$ 3.42 – $ 3.56
Plus: real estate depreciation and amortization	0.63 – 0.63	2.52 – 2.52
FFO per share	$ 1.36 – $ 1.40	$ 5.94 – $ 6.08

FORWARD LOOKING STATEMENTS:

When used in this news release, the words “intends,” “believes,” “expects,” “anticipates,” and similar expressions are intended to identify “forward looking statements” within the meaning of that term in Section 27A of the Securities Act of 1933 and in Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from those expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the effect of competition from new self storage facilities, which could cause rents and occupancy rates to decline; the Company’s ability to evaluate, finance and integrate acquired businesses into the Company’s existing business and operations; the Company’s ability to effectively compete in the industry in which it does business; the Company’s existing indebtedness may mature in an unfavorable credit environment, preventing refinancing or forcing refinancing of the indebtedness on terms that are not as favorable as the existing terms; interest rates may fluctuate, impacting costs associated with the Company’s outstanding floating rate debt; the Company’s ability to comply with debt covenants; any future ratings on the Company’s debt instruments; regional concentration of the Company’s business may subject it to economic downturns in the states of Florida and Texas; the Company’s reliance on its call center; the Company’s cash flow may be insufficient to meet required payments of principal, interest and dividends; economic uncertainty due to the impact of natural disasters, war or terrorism; and tax law changes that may change the taxability of future income.

CONFERENCE CALL:

Life Storage will hold its Fourth Quarter Earnings Release Conference Call at 9:00 a.m. Eastern Time on Thursday, February 20, 2020. To help avoid connection delays, participants are encouraged to pre-register using this link. Anyone unable to pre-register may access the conference call at 844-707-6940 (domestic) or 412-317-5702 (international). Management will accept questions from registered financial analysts after prepared remarks; all others are encouraged to listen to the call via webcast by accessing the investor relations tab at lifestorage.com. The webcast will be archived for a period of six months.

ABOUT LIFE STORAGE, INC:

Life Storage, Inc. is a self-administered and self-managed equity REIT that is in the business of acquiring and managing self storage facilities. Located in Buffalo, New York, the Company operates more than 850 storage facilities in 29 states and Ontario, Canada. The Company serves both residential and commercial storage customers with storage units rented by month. Life Storage consistently provides responsive service to approximately 450,000 customers, making it a leader in the industry. For more information visit http://invest.lifestorage.com.

Life Storage, Inc. Balance Sheet Data (unaudited)
	December 31,	December 31,
(dollars in thousands)	2019	2018
Assets
Investment in storage facilities:
Land	$884,235	$794,729
Building, equipment and construction in progress	3,865,238	3,604,210
	4,749,473	4,398,939
Less: accumulated depreciation	(756,333)	(704,681)
Investment in storage facilities, net	3,993,140	3,694,258
Cash and cash equivalents	17,458	13,560
Accounts receivable	12,218	7,805
Receivable from joint ventures	1,302	1,006
Investment in joint ventures	154,984	145,911
Prepaid expenses	7,771	7,251
Intangible asset - in-place customer leases	2,910	970
Trade name	16,500	16,500
Other assets	26,681	4,951
Total Assets	$4,232,964	$3,892,212

Liabilities
Line of credit	$65,000	$91,000
Term notes, net	1,858,271	1,610,820
Accounts payable and accrued liabilities	103,942	87,446
Deferred revenue	11,699	9,191
Mortgages payable	34,851	12,302
Total Liabilities	2,073,763	1,810,759

Noncontrolling redeemable Operating Partnership Units at redemption value	26,307	23,716

Equity
Common stock	467	466
Additional paid-in capital	2,376,723	2,372,157
Accumulated deficit	(238,338)	(308,011)
Accumulated other comprehensive loss	(5,958)	(6,875)
Total Shareholders' Equity	2,132,894	2,057,737
Total Liabilities and Shareholders' Equity	$4,232,964	$3,892,212

Life Storage, Inc.
Consolidated Statements of Operations
(unaudited)
	October 1, 2019	October 1, 2018	January 1, 2019	January 1, 2018
	to	to	to	to
(dollars in thousands, except share data)	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018

Revenues
Rental income	$129,150	$126,140	$510,774	$502,474
Other operating income	14,286	9,156	49,691	37,805
Management and acquisition fee income	4,118	2,969	14,274	10,571
Total operating revenues	147,554	138,265	574,739	550,850

Expenses
Property operations and maintenance	33,294	30,547	130,103	121,098
Real estate taxes	16,634	14,844	65,061	61,356
General and administrative	12,221	12,810	46,622	48,322
Payments for rent	-	141	358	565
Depreciation and amortization	26,638	25,513	104,199	102,343
Amortization of in-place customer leases	1,253	178	2,931	187
Total operating expenses	90,040	84,033	349,274	333,871

Gain on sale of storage facilities	4,131	55,473	104,353	56,398
Gain on sale of real estate	705	-	1,781	718
Income from operations	62,350	109,705	331,599	274,095

Other income (expense)
Interest expense (A)	(20,091)	(18,026)	(76,430)	(70,672)
Interest income	2	5	342	13
Equity in income of joint ventures	1,470	1,056	4,566	4,122

Net income	43,731	92,740	260,077	207,558
Net income attributable to noncontrolling interests in the Operating Partnership	(230)	(433)	(1,378)	(968)
Net income attributable to common shareholders	$43,501	$92,307	$258,699	$206,590

Earnings per common share attributable to common shareholders - basic	$0.93	$1.98	$5.55	$4.44

Earnings per common share attributable to common shareholders - diluted	$0.93	$1.98	$5.55	$4.43

Common shares used in basic earnings per share calculation	46,601,410	46,543,292	46,583,630	46,500,763

Common shares used in diluted earnings per share calculation	46,687,234	46,645,615	46,653,063	46,596,652

Dividends declared per common share	$1.00	$1.00	$4.00	$4.00

(A) Interest expense for the period ending December 31 consists of the following
Interest expense	$19,477	$17,443	$74,101	$68,514
Amortization of debt issuance costs	614	583	2,329	2,158
Total interest expense	$20,091	$18,026	$76,430	$70,672

Life Storage, Inc.
Computation of Funds From Operations (FFO) (1)
(unaudited)
	October 1, 2019	October 1, 2018	January 1, 2019	January 1, 2018
	to	to	to	to
(dollars in thousands, except share data)	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018

Net income attributable to common shareholders	$43,501	$92,307	$258,699	$206,590
Noncontrolling interests in the Operating Partnership	230	433	1,378	968
Depreciation of real estate and amortization of intangible
assets exclusive of debt issuance costs	27,310	25,225	105,107	100,528
Depreciation and amortization from unconsolidated joint ventures	1,727	1,433	6,195	5,107
Gain on sale of storage facilities	(4,131)	(55,473)	(104,353)	(56,398)
Funds from operations allocable to noncontrolling
interest in Operating Partnership	(361)	(298)	(1,417)	(1,197)
Funds from operations available to common shareholders	68,276	63,627	265,609	255,598
FFO per share - diluted	$1.46	$1.36	$5.69	$5.49

Adjustments to FFO
Lawsuit settlement	$-	$-	$(1,651)	$-
Gain on sale of land	(705)	-	(1,781)	(718)
Acquisition fee	(442)	-	(442)	-
Costs related to officer's retirement	-	664	443	885
Board changes and other proxy related expenses	-	-	-	1,128
Funds from operations resulting from non-recurring items
allocable to noncontrolling interest in Operating Partnership	6	(3)	18	(6)
Adjusted funds from operations available to common shareholders	67,135	64,288	262,196	256,887
Adjusted FFO per share - diluted	$1.44	$1.38	$5.62	$5.51

Common shares - diluted	46,687,234	46,645,615	46,653,063	46,596,652
Life Storage, Inc.
Computation of Net Operating Income (2)
(unaudited)
	October 1, 2019	October 1, 2018	January 1, 2019	January 1, 2018
	to	to	to	to
(dollars in thousands)	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018

Net Income	$43,731	$92,740	$260,077	$207,558
General and administrative	12,221	12,810	46,622	48,322
Payments for rent	-	141	358	565
Depreciation and amortization	27,891	25,691	107,130	102,530
Gain on sale of storage facilities	(4,131)	(55,473)	(104,353)	(56,398)
Gain on sale of real estate	(705)	-	(1,781)	(718)
Interest expense	20,091	18,026	76,430	70,672
Interest income	(2)	(5)	(342)	(13)
Equity in income of joint ventures	(1,470)	(1,056)	(4,566)	(4,122)
Net operating income	$97,626	$92,874	$379,575	$368,396

Same store (4)	$81,234	$77,960	$319,507	$310,283
Net operating income related to tenant reinsurance	7,012	5,767	26,298	23,057
Other stores and management fee income	9,380	9,147	33,770	35,056
Total net operating income	$97,626	$92,874	$379,575	$368,396

Life Storage, Inc.
Quarterly Same Store Data (3) (4) 504 mature stores owned since 12/31/17
(unaudited)
	October 1, 2019	October 1, 2018
	to	to		Percentage
(dollars in thousands)	December 31, 2019	December 31, 2018	Change	Change

Revenues:
Rental income	$119,285	$116,083	$3,202	2.8%
Other operating income	1,437	1,535	(98)	-6.4%
Total operating revenues	120,722	117,618	3,104	2.6%

Expenses:
Payroll and benefits	9,316	9,716	(400)	-4.1%
Real estate taxes	14,951	13,797	1,154	8.4%
Utilities	3,435	3,482	(47)	-1.3%
Repairs and maintenance	3,828	4,756	(928)	-19.5%
Office and other operating expense	3,763	4,038	(275)	-6.8%
Insurance	1,442	1,443	(1)	-0.1%
Advertising	165	300	(135)	-45.0%
Internet marketing	2,588	2,126	462	21.7%
Total operating expenses	39,488	39,658	(170)	-0.4%

Net operating income (2)	$81,234	$77,960	$3,274	4.2%

QTD Same store move ins	43,259	41,793	1,466

QTD Same store move outs	44,755	46,943	(2,188)
Other Comparable Quarterly Same Store Data (4)
(unaudited)
	October 1, 2019	October 1, 2018
	to	to		Percentage
	December 31, 2019	December 31, 2018	Change	Change
2018 Same store pool (488 stores)
Revenues	$116,450	$113,649	$2,801	2.5%
Expenses	37,671	38,031	(360)	-0.9%
Net operating income	$78,779	$75,618	$3,161	4.2%

2017 Same store pool (385 stores)
Revenues	$87,297	$85,761	$1,536	1.8%
Expenses	28,085	27,863	222	0.8%
Net operating income	$59,212	$57,898	$1,314	2.3%

Life Storage, Inc.
Year to Date Same Store Data (3) (4) 504 mature stores owned since 12/31/17
(unaudited)
	January 1, 2019	January 1, 2018
	to	to		Percentage
(dollars in thousands)	December 31, 2019	December 31, 2018	Change	Change

Revenues:
Rental income	$473,915	$463,232	$10,683	2.3%
Other operating income	6,514	6,726	(212)	-3.2%
Total operating revenues	480,429	469,958	10,471	2.2%

Expenses:
Payroll and benefits	38,062	39,214	(1,152)	-2.9%
Real estate taxes	59,463	56,142	3,321	5.9%
Utilities	14,900	15,135	(235)	-1.6%
Repairs and maintenance	16,289	17,497	(1,208)	-6.9%
Office and other operating expense	15,218	15,925	(707)	-4.4%
Insurance	5,771	5,731	40	0.7%
Advertising	856	1,220	(364)	-29.8%
Internet marketing	10,363	8,811	1,552	17.6%
Total operating expenses	160,922	159,675	1,247	0.8%

Net operating income (2)	$319,507	$310,283	$9,224	3.0%

YTD Same store move ins	188,760	191,749	(2,989)

YTD Same store move outs	188,630	194,193	(5,563)

Life Storage, Inc.
Other Data - unaudited	Same Store (3)		All Stores (5)
	2019	2018	2019	2018

Weighted average quarterly occupancy	90.1%	90.3%	88.7%	89.9%

Occupancy at December 31	89.6%	89.9%	88.2%	89.4%

Rent per occupied square foot	$14.68	$14.31	$14.63	$14.05

Life Storage, Inc.
Other Data - unaudited (continued)

Investment in Storage Facilities: (unaudited)
The following summarizes activity in storage facilities during the twelve months ended December 31, 2019:

Beginning balance	$4,398,939
Property acquisitions	424,578
Improvements and equipment additions:
Expansions	59,980
Roofing, paving, and equipment:
Stabilized stores	27,463
Recently acquired stores	3,733
Change in construction in progress (Total CIP $28.3 million)	1,086
Dispositions and Impairments	(166,306)
Storage facilities at cost at period end	$4,749,473

Comparison of Selected G&A Costs (unaudited)	Quarter Ended		Year Ended
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018

Management and administrative salaries and benefits	$6,583	$7,118	$26,667	$27,090
Training	409	383	1,197	1,031
Call center	702	786	2,960	3,014
Life Storage Solutions costs	405	209	1,300	739
Income taxes	544	1,163	2,249	3,093
Legal, accounting and professional	1,293	406	4,100	3,343
Costs related to officer's retirement	-	664	-	885
Lawsuit settlement	-	-	(1,651)	-
Other administrative expenses (6)	2,285	2,081	9,800	9,127
	$12,221	$12,810	$46,622	$48,322

Net rentable square feet	December 31, 2019
Wholly owned properties	39,800,832
Joint venture properties	9,159,282
Third party managed properties	12,886,478
	61,846,592

	December 31, 2019	December 31, 2018

Common shares outstanding	46,675,933	46,617,441
Operating Partnership Units outstanding	246,466	248,966

(1) We believe that Funds from Operations (“FFO”) provides relevant and meaningful information about our operating performance that is necessary, along with net earnings and cash flows, for an understanding of our operating results. FFO adds back historical cost depreciation, which assumes the value of real estate assets diminishes predictably in the future. In fact, real estate asset values increase or decrease with market conditions. Consequently, we believe FFO is a useful supplemental measure in evaluating our operating performance by disregarding (or adding back) historical cost depreciation.

Funds from operations is defined by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) as net income available to common shareholders computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains or losses on sales of properties, plus impairment of real estate assets, plus depreciation and amortization and after adjustments to record unconsolidated partnerships and joint ventures on the same basis. We believe that to further understand our performance, FFO should be compared with our reported net income and cash flows in accordance with GAAP, as presented in our consolidated financial statements.

Our computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of our performance, as an alternative to net cash flows from operating activities (determined in accordance with GAAP) as a measure of our liquidity, or as an indicator of our ability to make cash distributions.

(2) Net operating income or "NOI" is a non-GAAP (generally accepted accounting principles) financial measure that we define as total continuing revenues less continuing property operating expenses. NOI also can be calculated by adding back to net income: interest expense, impairment and casualty losses, operating lease expenses, depreciation and amortization expense, any losses on sale of real estate, acquisition related costs, general and administrative expense, and deducting from net income: income from discontinued operations, interest income, any gains on sale of real estate, and equity in income of joint ventures. We believe that NOI is a meaningful measure to investors in evaluating our operating performance, because we utilize NOI in making decisions with respect to capital allocations, in determining current property values, and in comparing period-to-period and market-to-market property operating results. Additionally, NOI is widely used in the real estate industry and the self-storage industry to measure the performance and value of real estate assets without regard to various items included in net income that do not relate to or are not indicative of operating performance, such as depreciation and amortization, which can vary depending on accounting methods and book value of assets. NOI should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with GAAP, such as total revenues, operating income and net income.

(3) Includes the stores owned and/or managed by the Company for the entire periods presented that are consolidated in our financial statements. Does not include unconsolidated joint ventures or other stores managed by the Company.

(4) Revenues and expenses do not include items related to tenant reinsurance.

(5) Does not include unconsolidated joint venture stores or other stores managed by the Company.

(6) Other administrative expenses include office rent, travel expense, investor relations and miscellaneous other expenses.

Contacts

Life Storage, Inc.
David Dodman
(716) 229-8284
ddodman@lifestorage.com